Exhibit 11.1

AMBEV’S CODE OF BUSINESS CONDUCT

Ambev is a company with activities in several countries, and in order to maintain it united, Ambev’s People must act according to common values and objectives. Here you will find the main ethical conduct principles that should guide your daily affairs and your relations in the Company. Understand, live and multiply these principles. We count on you!

A MANUAL FOR BUSINESS CONDUCT AND PROFESSIONALISM

Ambev’s Code of Business Conduct represents our commitment to responsible, ethical and transparent behavior, and mutual respect among our professionals.

All of Ambev’s People must follow the ethical conduct standards herein. Read the information carefully.

AMBEV’S CULTURE

This Code of Business Conduct, together with our corporate values (our consumers come first, we make things happen, our people make the difference, we lead the way) plays an important part in building the foundation for Ambev’s long-term success.

Statement of policy: It is Ambev’s policy that its directors, officers and employees strictly comply with all applicable laws and regulations and observe the highest standards of business ethics.

The Company’s reputation for honesty and integrity is an invaluable asset. Violation of the above policy can therefore seriously affect the Company.

No Company employee has the authority to require any action that would violate this policy. This policy is subject to no waivers or exceptions because of competitive or commercial demands, industry customs or other exigencies.

Any employee who deliberately violates this policy, or authorises or allows a subordinate to violate it, is subject to disciplinary action, including potential dismissal.

COMPLIANCE WITH APPLICABLE LAWS

Relationships with customers, suppliers, competitors, employees and governmental bodies and officials are to be based on compliance with all applicable laws and regulations.

All Ambev employees must understand the extent to which competition and antitrust laws affect their daily work. All affected employees must fully and constantly comply with applicable competition and antitrust laws. Any questions should be directed to the legal department.

Guidelines for compliance with competition and antitrust laws are available from:

•	your legal department

•	the General Counsel of Ambev

Competition and antitrust laws regulate dealings with competitors, customers, distributors and other third parties. They prohibit agreements with a competitor to set any terms of sale (prices, discounts, credit terms, etc.), to set production levels, divide customers or territories, or to boycott any customer. They also strongly limit the information the Company can share with competitors. Such laws vary in different markets and employees should seek expert legal advice on them.

Ambev will respect all exchange controls and fiscal legislation of the countries in which it conducts its business.

Ambev will also comply with anti-money laundering regulations (“know your customer”).

ABOUT OUR RELATIONSHIPS

Ambev’s People

At the working environment

Respect your fellows! Collaborate on the spirit of the team with loyalty and dignity. Create an excellent working environment by avoiding any form of embarrassment for yourself and others.

The following are forbidden:

•	To use your position in order to ask for personal favors or services from subordinates.

•	All and every form of racial, sexual or religious discrimination, or those related to disabilities.

•	To offend your working colleagues or provoke a situation that may lead to physical confrontation.

Remember: responsibility, reliability, cooperation and commitment to all colleagues and work will maintain high productivity and quality standards.

This is for you, our leader!

You must be an example of ethical behavior for all of Ambev’s People! Acknowledge each person’s merits and propitiate professional development equality according to the value and contribution of each employee. We do not admit decisions which affect employees’ professional careers that are based solely on personal relationships. Make sure your team receives continuous and adequate training, and updated information regarding Ambev’s policies.

Individual responsibilities

We are a company which is formed by “owners”.

Ambev’s People behave as “business owners”, placing their interest in the freedom to identify opportunities and eliminate inefficiencies, adopting thus the correct actions for each case.

As an “owner”, you are compelled to:

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Respect the needs, integrity, expectations and privacy of our clients, consumers, shareholders, colleagues, third parties, suppliers, financial institutions, and local, national and international communities, not to mention governments.

•	Comply with the legislation in instances, norms and regulations internal or external.

•	Protect Ambev’s property and zeal over its image.

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Take care of what is yours. Keep the documents that relate to your activities well. Do not leave confidential material on your desk, fax machines or copiers. When you finish work, keep papers in drawers or files. When they are no longer necessary, destroy them.

•	Keep strict secrecy about any type of information, fact or operation that involves Ambev’s strategic nature. Keep the confidentiality of non-public information.

•	Do not disclose non-official (rumors) information of any kind.

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Do not take advantage of information in order to obtain personal benefits. In case you have access to confidential information, respect the rules of Ambev’s Manual of Disclosure and Use of Information and Policy on Trading with Securities Issued by Ambev. (http://portal – Useful Links).

•	Zeal over our image, avoiding improper public behavior when using a piece of clothing or a vehicle bearing the company’s trademark, or one of our brands.

Without the authorization of your superior, you cannot:

•	Take internal material out of Ambev, including information related to the company’s operations, even when you have participated in their development.

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Make copies in printed form, magnetic or any other media, of documents that may contain Ambev’s confidential information, including information about its clients, suppliers, or any subject that has been destined to serve the activities that are performed within your area.

•	Give lectures, seminars or write academic works about Ambev or about matters that include your performance area within the Company.

•	Senior managers who are interested in being candidate for municipal, state or federal elections are requested to notify Ambev’s Board of Directors of their intentions.

Use of Company’s assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. The Company’s assets, funds, facilities, personnel or other resources cannot be used for private purposes. The Company’s assets also include your time at work and work product, as well as the Company’s equipment and vehicles, computers and software, the Company’s information, trademarks and name.

All of the Company’s assets should be used for legitimate business purposes only.

Internet, Ambev’s Portal and E-mails.

Our Internet systems, Ambev’s Portal (Intranet) and e-mail belong exclusively to the company. The systems cannot, at any given time, be used to end or receive discriminatory or harassing messages, to forward messages, to handle obscene or distasteful material, to deal with commercial requests, nor may it in any other form infringe this Code of Business Conduct. All messages that are sent or received through these means belong to Ambev, having thus the legal right to use and disclose them in case of litigation or legal investigations.

CLIENTS, SUPPLIERS, RESELLERS, COMPETITORS AND SHAREHOLDERS

Gifts and payments

It is forbidden to offer and receive gifts to / from clients, suppliers, resellers, shareholders, and others.

Conduct:

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Do not accept gifts, favors, loans, special services, payments or special treatment of any kind from people or organizations that do or try to do business with the Company. The following are exceptions: corporate gifts that are compatible with good business practices;; and when they have a symbolic value of up to U.S.$10 (ten American dollars).

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In case you receive a gifts, send the standard gratefulness letter that is available in the Code of Business Conduct at Ambev’s Portal (http://portal – Links Úteis – Carta Fornecedores – Ética Ambev), and forward the gift to your manager. It must be preferably returned or, if this is impossible, given to a charity institution as defined by the People & Management area at your Unit. For the cases related to AC [Main Administration], send them to the Internal Corporative Communication area, which will follow the same procedure.

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Expenses with clients, suppliers, resellers, and shareholders, such as: meals, transportation, lodging or entertainment can only be accepted in case of events related to the Company, for which the costs have already been foreseen or approved.

Conflicts of Interest

Examine carefully all possible conflicts between your and the company’s interests. Ambev’s People must not compete or allow personal or familiar interests to create a direct or indirect influence in the company’s business.

The employee must refrain from participating in any decision involving conflicts of interest, such as:

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Having individual or familiar (1st degree relatives: parents, brothers, sisters, spouses and sons or daughters) participation in the business of any of the company’s suppliers or clients, unless an exception is authorized after full written disclosure of the facts to the Ambev Board of Directors.

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Having a substantial, individual or familiar participation in an organization that negotiates or is willing to negotiate with the company, except with regard to shares in publicly traded companies, which may be held by employees for personal investment purposes. Employees cannot seek to profit from confidential information or business opportunities that are available to them as a result of their position within the Ambev group. Neither should they use this information in a manner which can be detrimental to the Ambev group.

In case you have potential conflicts of interest, declare your impediment by sending an e-mail to ouvidor@Ambev.com.br.

Clients and Consumers

Employees should deal fairly with the company’s clients, customers, consistent with the obligation to act with integrity and honesty. No employee should take unfair advantage of anyone through misrepresentation or any unfair business practice.

Our Conduct:

•	Our clients deserve attention and respect.

•	Do not use Ambev’s name for your own benefit when dealing with clients.

•	We encourage consumers to drink responsibly.

•	Consumers are the company’s reason for existing. We must service them courteously, efficiently and sincerely.

Suppliers and Resellers

We must maintain a respectful and reliable relationship with our suppliers and resellers.

Our Conduct:

•	Expect from suppliers and resellers continuous quality improvement in their services and relations with Ambev.

•	Allow equal opportunities for all partners, regardless of their size or geographic location.

•	Follow the standards of the Supply area to contract suppliers.

•	Be an example! Stimulate your suppliers and resellers to adopt managing practices that respect human dignity, ethics, and the preservation of the environment.

•	Look for partners who are aligned with the ethical standards of the Company.

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All requests from suppliers or resellers to use Ambev’s name or brands in internal or external communication channels must be forwarded to Institutional Marketing (AC). E-mail: mktinstitucional@Ambev.com.br.

Competitors

We believe in fair competition! For example, we are one of founding members of the Instituto Brasileiro de Ética Concorrencial [Brazilian Institute for Competitive Ethics] – ETCO (www.etco.org.br), a Non-Governmental Organization that gathers the greatest companies in the country, including beverage, tobacco and fuel producers and distributors, that fight against illegal trade, corruption and unfair competition together.

Our Conduct:

•	Have bravery and integrity!

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Be ethical. Do not comment with third parties, directly or indirectly, things that are related to competitors’ products or services which are not based on real and proven facts, or which aim to tarnish competitors’ image publicly.

•	Reject all actions that may be interpreted as anticompetitive, monopolistic or contrary to international, national or local laws that regulate the competitive practices of the market.

Shareholders

We must protect the interests of our shareholders and investors by always keeping the financial soundness of our business.

Our Conduct:

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Contact the Investor Relations area (ir@Ambev.com.br) whenever there is a request for communication with shareholders or investors. This area is prepared to communicate in a precise, transparent and opportune manner, allowing shareholders and investors to follow up the company’s activities and performance.

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Be aware: protect and ensure the secrecy of information that has not been disclosed to the public yet, and which may interfere with the quotations of our shares or have an influence on market movements and investment decisions.

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Respect the rules of Ambev’s Manual of Disclosure and Use of Information and Policy on Trading of Securities Issued by Ambev, designed to coordinate the conduct of officers and collaborators of the company. (http://portal – Useful Links).

GOVERNMENTAL AND REGULATORY DEPARTMENTS, SOCIETY AND COMMUNITY, ACCOUNTING AND FINANCIAL RECORDS

Governmental and Regulatory Departments

We contribute to a fair and democratic society by paying our taxes in a timely manner, and allowing our decisions to be transparent.

Our Conduct:

•	Keep yourself informed. Comply with the laws and rules.

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Do not allow any type of contribution, donation, favors or sending of gifts to public entities or government servants which aim at influencing decision making. Small amount gifts consistent with the law and normal practice in the country where they are offered are allowed, as long as they are registered accordingly in the accounting books of the Company.

Press

Knowing how to base our relationship with the press on transparency and respect is a key attitude in order to ensure an image that is consistent with our values, in addition to the correct disclosure of data, projects and events.

Our Conduct:

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Never give information and/or interviews without prior authorization of the External Communication area (e-mail: ~Comunicação Externa(AC)/accomext@Ambev.com.br). Besides being forbidden by the Public Relations Policy of the Company, inadequate communication may result in serious damage to Ambev’s name and image.

•	Every time you are contacted by the press, forward the call to External Communication, which will handle the requests according to the Public Relations Policy of the Company.

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Inform your team about the procedures to deal with the press. Remind them that nobody in the company is authorized to give information and/or interviews without prior authorization of the External Communication area.

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Direct your suppliers not to disclose any project made or being made with the Company. No service provider is authorized to talk about Ambev’s projects without prior authorization of the External Communication area and the contracting area.

•	Limit Company matters to the working environment. Do not talk about the company’s projects in airplanes, restaurants or bars. You never know who is standing beside you.

•	Whenever an inadequate disclosure of news or information that affects Ambev’s image is identified, inform the External Communication area immediately.

•	For the relations with mass communication media, and in case of interviews related to your personal life, do not expose the Company’s name so as not to associate Ambev’s image to your own opinion.

Class representation associations and entities

We do not belong to any kind of political organization, but we do recognize the legitimacy of these entities and respect their initiatives and practices. We are always willing to dialogue in any situation and constantly looking for a solution that serves all those involved.

Our Conduct:

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We are a democratic company. Our employees have all the right to participate in the political activities and parties of their choice. But in order to do that, they cannot use their working hours, the company’s resources and assets, or our trademark.

•	Ambev’s People must respect differences! Politics- and political party-related opinions must not be used to influence the career development of any employee.

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Any direct or indirect contribution by the Company to any political party, committee or candidate for public office is strictly forbidden, unless the formal approval of Ambev’s Board of Directors has been obtained in advance.

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We support actions that are directed to citizenship formation by means of sustainable development in the segments where the company acts, defending human rights, social justice principles, and the environment.

•	We develop, promote and support environment awareness and education programs together with clients, suppliers, employees and the community.

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We are an example within our own Company. In productive activities, we promote the rational use of natural resources, the preservation of the environment, recycling, and the reduction of waste. We also keep our team aware, trained and qualified so as to promote the continuous improvement of our environmental performance.

•	We guarantee compliance with the laws in force in the country.

•	We do not tolerate child labor or any other form of compulsory labor in our business or our suppliers.

•	We guarantee the safety of our People.

We build, maintain and operate premises that protect our employees and our physical resources. This includes the promotion of adequate use of equipment and protection measures, in addition to stimulating the idea that all work must be done safely.

Society, community and environment

Ambev always tries to awaken the interest of pro-active involvement of its People in our activities and actions that are directed to the social welfare of the communities that are close to our units, the protection of the environment, and the safety of our own premises.

Books, Records and Controls

Transparency, ethics and honesty must be the starting point for any procedures that involve the maintenance of our books, records and controls.

Our Conduct:

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Our books, records and controls must reflect all the components of the transactions. Present the facts honestly and frankly: no transaction shall be entered into with the intention of it being documented or recorded in a deceptive manner, and no false or artificial documentation or book entry shall be made for any transaction.

•	The involved employees are responsible for the quality of the disclosed information, who must also zeal for the improvement and veracity of all transactions.

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Any employee having knowledge of, or information concerning, any unrecorded fund or asset, any misappropriation of Company assets or any act prohibited hereby shall report such matter promptly to his supervisor, the General Counsel or the Committee for Business Conduct.

•	Do not present forged data in order to fulfill individual performance or operational unit goals.

•	Fully cooperate with our external and internal auditors. Information cannot be falsified or hidden under any circumstance.

FINANCIAL MATTERS

Professionalism and Credibility

Ambev is a solid, reliable and conscious company that is aware of its social and owners’ responsibilities. We want to show society that we look for results in a fair, legal and transparent manner. Our professionals in the financial area must contribute to affirm our credibility in the market.

Our Conduct:

•	Keep proper professional standards for the documentation of accounting and financial affairs.

•	Keep current on laws and regulations. Ask for legal advice when necessary.

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Do not use any process or artifice in your personal operations that is destined to manipulate the quotations of assets or securities, whether directly or indirectly, misleading third parties and aiming to obtain financial advantage for yourself or someone else.

•	When detecting any type of violation to Ambev’s policy in the financial data and business operations, report it immediately to the Committee for Business Conduct.

Disclosure

•	As a publicly-held company, Ambev must timely send all compulsory or requested documents to the Brazilian Securities and Exchange Commission (CMV) or the Securities and Exchange Commission (SEC).

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Remember that imprecise or dishonest presentation of reports, inside and outside Ambev, is absolutely forbidden, and may result in civil and criminal damage to all employees and the company. This includes the presentation of information that has been intentionally organized in a dubious manner.

•	Do not present forged financial data in order to fulfill individual performance or operational unit goals.

Confidential Information

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The following are confidential and proprietary information of Ambev: its financial information, programs, documents that refer to financial models and products, software, hardware and applications developed or being used by Ambev, even when the employee took part in its development.

•	Keep the secrecy. Restricted information cannot be transmitted to third parties, or to employees in other areas in Ambev, regardless of their hierarchical level.

•	Keep all the documents of the area filed during the period as determined by law.

Without your superior’s authorization, it is forbidden to:

•	Transmit to third parties via Internet confidential information that is related to the activities of the Financial Area.

•	Allow access to other information or operational systems, and databanks that are under your responsibility.

Responsibilities of our leaders

The leaders of the Financial Area are responsible for keeping work teams with a variety of financial and operational skills, such as: accounting and internal controls, financial planning, financial analysis, treasury and taxes. The leaders must not exert pressure on the accounting team with regard to accounting estimates, aiming to have influence on the financial results in an improper manner.

APPLICATION AND RESPONSIBILITIES

This Code of Business Conduct applies to all of Ambev’s employees; It also applies to those who are capable of binding Ambev. Our People have the responsibility to get acquainted and comply with this Code integrally.

The aspects related to financial matters mentioned in this Code apply to all employees in that area and must be obligatorily complied with by them. The management of Ambev’s Code of Business Conduct is the responsibility of the Committee for Business Conduct, which is formed by the Latin America General Director, the Financial Director, the People & Management Director, the General Counsel, the Corporate Relations Director, and the Manager for Internal Corporate Communication.

The Committee evaluates the application of all the procedures in our Code so as to ensure its efficacy and effectiveness. This Committee also judges and manages events of violation of the Code, taking the necessary actions.

The Committee for Business Conduct will be required to certify compliance with this Code in writing on a yearly basis.

VIOLATIONS OF THE CODE OF BUSINESS CONDUCT

Every violation of the Code of Business Conduct must be immediately reported to the Committee for Business Conduct.

A violation of the Code, the forging of records, or any other behavior that represents lack of ethics may lead to rigid disciplinary actions, including the employee’s dismissal and court measures.

IF DOUBTS ARISE

Remember that situations that create a conflict with the Code of Business Conduct, or those that are not contained therein, may appear in an unexpected manner in your everyday tasks. In this case, contact the Committee for Business Conduct.

CONTACTS

You must contact the Committee for Business Conduct in a clear and transparent manner via e-mail at ouvidor@Ambev.com.br, or via AGente Ambev self-service terminal. In addition, the contact may be made by telephone with a free call to the SAF channel, at 0800-7250011. This allows you to remain anonymous.

For more information, visit Ambev’s Portal.

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